AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                               PPM AMERICA, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and PPM AMERICA, INC., a Delaware corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 27, 2007 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Investors Series Trust ("Trust").

     WHEREAS, pursuant to the liquidation of certain funds from the Trust, the following investment portfolios need to be removed from the Agreement:

                      Jackson Perspective Core Equity Fund
                    Jackson Perspective Large Cap Value Fund
                     Jackson Perspective Mid Cap Value Fund
                    Jackson Perspective Small Cap Value Fund

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated July 15, 2009, attached hereto.

2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated July 15, 2009, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 15th day of July, 2009.

JACKSON NATIONAL ASSET
MANAGEMENT, LLC                                 PPM AMERICA, INC.

By:      /s/ Mark D. Nerud                     By:    /s/ Mark B. Mandich
Name:    Mark D. Nerud                         Name:  Mark B. Mandich
Title:   President                             Title: Chief Operating Officer,
                                                      Chief Compliance Officer,
                                                      and Treasurer


                                   SCHEDULE A
                                   ----------
                                 JULY 15, 2009
                                    (Funds)

                     Jackson Perspective Total Return Fund


                                   SCHEDULE B
                                   ----------
                                 JULY 15, 2009
                                 (Compensation)

                     Jackson Perspective Total Return Fund
                     -------------------------------------
                 AVERAGE DAILY NET ASSETS         ANNUAL RATE
                 $0 to $150 Million               0.20%
                 $150 Million to $300 Million     0.175%
                 Amounts over $300 Million        0.15%